NON-QUALIFIED STOCK OPTION AGREEMENT

                     THIS NON-QUALIFIED STOCK OPTION AGREEMENT entered
             into effective as of July 16, 1997 by and between California Microwave, Inc., a Delaware corporation ("Company") and Frederick D. Lawrence ("Optionee").

                                      WITNESSETH:

                     WHEREAS, in connection with the employment of
             Optionee the Company has granted to Optionee, effective as of July 16, 1997, a non-qualified option to purchase certain shares of its common stock, which option is not granted under the Company's 1992 Stock Option Plan (the "Plan") but nevertheless will be subject to the terms and conditions that are contained in the Plan.

                     NOW, THEREFORE, Company and Optionee mutually agree
             as follows:

                     1. Company hereby grants Optionee a non-qualified option (the "Option") to acquire up to 300,000 shares of the Company's common stock (the "Shares") at a price of $16.25 per share.

                     2. The Option shall terminate on, and shall not be exercisable after, 5:00 P.M. Pacific Time on July 16, 2007. The other terms of the Option shall be the same as those provided for in the Plan, including the provisions of paragraph 5(a)(1) of the Plan which specify the dates on which the right to acquire shares under this option will vest. The date of grant of this option is July 16, 1997. The Plan is attached hereto as Exhibit A and is incorporated herein by this reference. Optionee acknowledges that he has read the Plan and agrees to be bound by its terms.

                     3. Any notice to be given by Optionee under the terms of the Plan shall be deemed to have been duly given if sent by certified mail, postage and certification prepaid, to the Company at 555 Twin Dolphin Drive, Redwood City, California 94065 Attention: Chief
                 Financial Officer.












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                     IN WITNESS WHEREOF, the Company and Optionee have
             caused this Agreement to be executed as of the day and year first referred to above.


                                         CALIFORNIA MICROWAVE, INC.


                                         By:_____________________________
                                         Name:
                                         Title:

                                         OPTIONEE


                                         ________________________________
                                         Frederick D. Lawrence


             Attachment A:   California Microwave, Inc. 1992 Stock Option
                             Plan


































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